Exhibit 10.1

Richard Haythornthwaite

Chairman

MasterCard Worldwide

2000 Purchase Street

Purchase, NY 10577-2509

tel. 1-914-249-2000

www.mastercard.com

April 12, 2010

Mr. Ajaypal Banga

Re: Promotion to Chief Executive Officer

Dear Ajay:

On behalf of the Board of Directors, I am pleased to offer you the position of President and Chief Executive Officer (“CEO”) of MasterCard International Incorporated and MasterCard Incorporated, effective July 1, 2010. In addition, we are delighted with your election to the Company’s Board of Directors, effective immediately.

The terms of the Company’s offer include modifications to your existing employment agreement which are summarized in the attached schedule. Following receipt of your counter-signature in the space provided below, indicating your acceptance of the Company’s offer, we anticipate entering into a new employment agreement with you. The new agreement would supersede your existing agreement and set forth, in detail, the terms of the Company’s offer summarized in the attached schedule.

On behalf of the Board of Directors, I wish to express our tremendous optimism for the future of the Company under your leadership. We are impressed with your strong performance to date and look forward to working with you during this important period of transition for the Company.

Sincerely,

/s/ Richard Haythornthwaite

Richard Haythornthwaite
Chairman of the Board

ACCEPTED AND AGREED:

/s/ Ajaypal Banga
Ajaypal Banga

April 12, 2010
Date signed

SCHEDULE OF TERMS MODIFYING EMPLOYMENT AGREEMENT BETWEEN AJAYPAL BANGA AND MASTERCARD INTERNATIONAL INCORPORATED, DATED JUNE 16, 2009 AND OFFER LETTER DATED JUNE 15, 2009

Subject to your acceptance of the offer, as set forth in the accompanying letter, dated April 12, 2010, the following modifications will be made, effective July 1, 2010, to the current terms and conditions of your employment:

1. Your base salary will be increased from $800,000 to $900,000.

2. Your target bonus, as a percentage of your salary, will remain at 150%, with a revised target amount of $1,350,000.

3. Your perquisite allowance is subject to review each year by the Human Resources and Compensation Committee of the Board of Directors. It is anticipated that your perquisite allowance will increase from $35,000 in 2010 to $45,000 in 2011.

4. Upon your promotion to the position of Chief Executive Officer on July 1, 2010, you will be granted a one-time Long Term Incentive award of 12,000 Restricted Stock Units (“RSU’s”), subject to the terms and conditions of the MasterCard Incorporated Long-Term Incentive Plan and the award agreement. These RSU’s will have a four year cliff vesting schedule. Further details will be contained in the award agreement provided to you at the time of the grant.

5. Based upon business requirements of this position, you will, as of July 1, 2010, have the use of an executive car service. Should you avail yourself of this service for commutation, you will be required to track usage and will be responsible for tax purposes. Further details concerning the external company car service will be provided to you in a separate communication.